Exhibit (n)(1)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Trustees of

DoubleLine Income Solutions Fund

Los Angeles, California

We have audited the statement of assets and liabilities of DoubleLine Income Solutions Fund (the “Fund”), including the schedule of investments, as of September 30, 2019, the related statements of operations and cash flows for the year then ended, the statements of changes in net assets for each of the two years in the period then ended, the financial highlights for each of the five years in the period then ended, and the related notes. Such financial statements and our reports on the financial statements dated November 25, 2019 expressing an unqualified opinion are incorporated by reference elsewhere in this Registration Statement. The accompanying senior securities table that is included under the section “Financial Highlights” is the responsibility of the Fund’s management. Our responsibility is to express an opinion on such accompanying senior securities table included under the section “Financial Highlights” in relation to the complete financial statements.

In our opinion, the information set forth in the accompanying senior securities table included under the section “Financial Highlights” as of September 30, 2019, 2018, 2017, 2016, 2015, 2014, and 2013 is fairly stated in all material respects in relation to the financial statements from which it has been derived.

/s/ Deloitte & Touche LLP

Costa Mesa, California

September 30, 2020